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Exhibit 8.1

[VINSON&ELKINS LETTERHEAD]

December 21, 2007

MarkWest Energy Partners, L.P.
1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202

Re:
Merger of MWEP, L.L.C. with and into MarkWest Hydrocarbon, Inc.

Ladies and Gentlemen:

        In connection with the registration statement on Form S-4, as amended (File no. 333-147370) (the "Registration Statement") filed by MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership") and MarkWest Hydrocarbon, Inc., a Delaware corporation, relating to the redemption (the "Redemption") and merger (the "Merger") contemplated by the Redemption and Merger Agreement, dated as of September 5, 2007 (the "Redemption and Merger Agreement"), by and among the Partnership, MarkWest Hydrocarbon, Inc., and MWEP, L.L.C., you have requested our opinion regarding the description in the Registration Statement of the material federal income tax consequences of the holding of the Partnership common units.

        In preparing our opinion, we have examined the Redemption and Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (1) the accuracy of the statements and facts concerning the Redemption and Merger set forth in the Redemption and Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement, (2) the consummation of the Redemption and Merger in the manner contemplated by, and in accordance with, the terms set forth in, the Redemption and Merger Agreement and the Registration Statement, and (3) representations made by the Partnership with respect to certain factual matters (including the representations set forth in the letter dated December     , 2007), and (4) financial information provided to us by the Partnership.

        Based on the foregoing, unless otherwise noted in such discussion, the description of the law and the legal conclusions set forth in the discussion under the caption "Federal Income Taxation of the Partnership and Its Unitholders" in the Registration Statement relating to the consequences of the holding of the Partnership common units constitutes our opinion as to the material federal income tax consequences of the holding of the Partnership common units.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                      Very truly yours,

                      /s/ Vinson & Elkins LLP

                      Vinson & Elkins LLP

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  Exhibit 8.1